Exhibit 4

BOARD OBSERVER AND CONFIDENTIALITY AGREEMENT

This Board Observer and Confidentiality Agreement (this “Agreement”), dated as of February 16, 2022, is made and entered into by and between Cazoo Group Ltd, a Cayman Islands exempted company (the “Company”), Viking Global Equities Master Ltd, a Cayman Islands exempted company (“VGEM”) and Viking Global Equities II LP, a Delaware limited liability company (“VGE2” and together with VGEM, the “Viking Investors”).

WHEREAS, pursuant to the Note Purchase Agreement, dated as of the date hereof, among the Company, the Viking Investors and the other investors party thereto (the “Note Purchase Agreement”), the Company has sold, and the investors party thereto have purchased, $630,000,000 in aggregate principal amount of the Company’s 2.00% Convertible Senior Notes due 2027 (the “Notes”); and

WHEREAS, the Company wishes to establish certain governance rights for the benefit of VGI in respect of the Company as an inducement to the Viking Investors to enter into the Note Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

Section 1. Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Affiliates” shall mean any limited partnership, limited liability company or other fund managed or controlled by VGI.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Company” shall have the meaning given in the Preamble.

“Confidential Information” shall mean all information (irrespective of the form of communication) received by or on behalf of the VGI Observer from the Company other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by the Viking Investors, (ii) was or becomes available to the Viking Investors on a non-confidential basis from a source other than the Company, provided, that the source thereof is not known by the Viking Investors to be bound by an obligation of confidentiality to the Company or (iii) is independently developed by the Viking Investors without the use of any information that would otherwise be Confidential Information hereunder.

“Governmental Authority” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Law” shall mean any statute, law, ordinance, rule, treaty, code, directive, regulation, governmental approval (whether granted or required) or order, in each case, of any Governmental Authority.

“Note Purchase Agreement” shall have the meaning given in the Recitals. “Notes” shall have the meaning given in the Recitals.

“Ordinary Shares” shall mean the Company’s Class A ordinary shares, par value $0.0001 per share.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Authority or any other entity.

“Relevant Persons” shall have the meaning given in Section 3.1.

“Representatives” shall have the meaning given in Section 4.

“VGI” shall mean Viking Global Investors LP.

“VGI Observer” shall mean a non-voting observer of the Board selected by VGI.

Section 2. Observer Rights.

For so long as the Viking Investors and their respective Affiliates own greater than or equal to (i) $225,000,000 of the principal amount of Notes issued to the Viking Investors and their respective Affiliates by the Company on the date hereof, or (i) 75% of the Ordinary Shares issuable upon conversion of the Notes issued to the Viking Investors and their respective Affiliates by the Company on the date hereof, the Viking Investors may, at its election and at any time by written notice to the Company, appoint a VGI Observer to the Board to attend all meetings of the Board (and any committee thereof). The VGI Observer shall be entitled to receive all notices, written documents and materials provided to the members of the Board and to be invited to, attend and speak at all meetings of the Board and its committees in a non-voting capacity. For the avoidance of doubt, the VGI Observer shall be entitled at any time to disclaim any such entitlement and thereafter (until the VGI Observer notifies the Company in writing that such disclaimer has been withdrawn), the VGI Observer shall not receive any such notices, documents or materials, or to attend and speak at such meetings. In no event shall the VGI Observer: (i) be deemed to be a member of the Board or any committee thereof; or (ii) have the right to vote on any matter under consideration by the Board or any committee thereof or otherwise have any power to cause the Company to take, or not to take, any action. For the avoidance of doubt, the VGI Observer shall not be liable toward the Company or any shareholder with respect to any action or inaction of the Board or its committees. The VGI Observer shall execute a confidentiality agreement in a form reasonably approved by the Board. Notwithstanding the above, the Company shall have the right to exclude the VGI Observer from portions of meetings of the Board or omit to provide the VGI Observer with certain information or analysis if the Board reasonably determines in good faith that: (a) the information or meeting involves competitors of the Viking Investors and their respective affiliates, or would reasonably be expected to pose a conflict of interest or material potential conflict of interest between the Viking Investors and the Company, or would reasonably be expected and determined to have a material adverse effect on the Company or its business (including to jeopardize any potential transaction); (b) upon advice of counsel, such exclusion or omission is necessary to preserve an attorney-client privilege; (c) such exclusion or omission is reasonably necessary to protect confidential proprietary information or trade secrets of the Company, or to fulfill the Company’s obligations with respect to confidential or proprietary information of third parties; or (d) the VGI Observer’s access to the information or attendance at any meeting would be prohibited under Law. The foregoing exclusion and restriction on information that is otherwise required to be provided to the VGI Observer pursuant to this Section 2 shall also permit the Company to redact from minutes of the Board or committee meetings, and withhold from notices of meetings, any reference and details to matters and documents, notices, deliberations and resolutions reasonably relating to any such matters or information. The designation, dismissal and replacement of the VGI Observer shall be made by written notice to the Company and signed by a duly authorized officer of the Viking Investors and shall become valid and effective upon the day on which such written notice was received by the Company or upon such later date as may be noted in such notice.

Section 3. Outside Activities.

3.1 To the fullest extent permitted by applicable Law, neither the VGI Observer nor any Affiliate of the VGI Observer (individually, a “Relevant Person” and, collectively, the “Relevant Persons”) shall have any fiduciary duty to refrain from engaging directly or indirectly in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Company or its subsidiaries or deemed to be competing with the Company or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other person, with no obligation  to offer to the Company or any of its subsidiaries the right to participate therein and (ii) any Relevant Person may invest in, or provide services to, any Person that directly or indirectly competes with the Company or any of its subsidiaries. To the fullest extent permitted by Law,  the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any Relevant Person, on the one hand, and the Company or any of its subsidiaries, on the other. To the fullest extent permitted by Law, the Relevant Persons shall have no fiduciary duty to communicate or offer any such corporate opportunity to the Company or any of its subsidiaries and shall not be liable to the Company or any of its subsidiaries or shareholders for breach of any fiduciary duty as a shareholder, director, officer or shareholder, as applicable, solely by reason of the fact that such Relevant Person, directly or indirectly, pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to  the Company or any of its subsidiaries.

3.2 The Company hereby renounces any interest or expectancy of the Company or any of its subsidiaries in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity of any Relevant Person.

3.3 To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Section 3 to be a breach of fiduciary duty to the Company (including any of its subsidiaries) or its shareholders, the Company, on behalf of itself and each of its subsidiaries, hereby waives, to the fullest extent permitted by Law, any and all claims and causes of action that the Company or any of its subsidiaries may have for such activities. To the fullest extent permitted by Law, the provisions of this Section 3 apply equally to activities conducted in the future and that have been conducted in the past.

Section 4. Confidentiality. Each Viking Investor hereby agrees that all Confidential Information with respect to the Company shall be kept confidential by it and the VGI Observer and shall not be disclosed by it or the VGI Observer in any manner whatsoever, except as permitted herein. Notwithstanding anything contained in this Agreement or any additional confidentiality obligations to the Company or its Affiliates to which the Viking Investors or the VGI Observer may be bound, Confidential Information received by the Viking Investors and the VGI Observer may be disclosed:

(a)
to the Viking Investors or their respective Affiliates or its or their respective directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors) (such Persons, collectively, with respect to a VGI Investor or such Affiliate, such Person’s “Representatives”); provided such Representatives owe a contractual or other duty of confidentiality to the Viking Investors with respect to any Confidential Information so disclosed;

(b)	by the VGI Observer and its Representatives, to the extent the Company consents in writing; and

(c)
to the extent required by Law or as requested or required by any Governmental Authority; provided, however, that, prior to making such a disclosure, such Person has, to the extent practicable and permitted by Law, consulted with the Company regarding the scope, timing and contents of such disclosure.

Section 5. Compliance with Securities Laws. Each Viking Investor agrees that the Confidential Information is given in confidence in accordance with the terms of this Agreement, and the Viking Investors will not take any action relating to the securities of the Company which would constitute insider trading, market manipulation, or any other violation of applicable securities law. Each Viking Investor agrees to instruct all of its Representatives and any Affiliate to whom it discloses Confidential Information that they may not take any action relating to the securities of the Company which would constitute insider trading, market manipulation, or any other violation of applicable securities law. Each Viking Investor acknowledges that it has received a copy of the Company’s insider trading policy in effect as of the date hereof and that, so long as the Viking Investors have designated a VGI Observer to the Board, the Viking Investors and their respective Affiliates and its and their Representatives shall remain subject to the provisions thereof.

Section 6. Termination. This Agreement (other than Section 3 hereof) shall terminate upon the earlier to occur of (i) such time as the Viking Investors and their respective Affiliates own neither (x) $225,000,000 or more of the principal amount of Notes issued to the Viking Investors and their respective Affiliates by the Company on the date hereof, nor (y) 75% or more of the Ordinary Shares issuable upon conversion of the Notes issued to the Viking Investors and their respective Affiliates by the Company on the date hereof, or (ii) if mutually agreed in writing between the parties. Once the Viking Investors and their respective Affiliates own less than 75% of the principal amount of Notes issued to the Viking Investors and their respective Affiliates on the date hereof, they will no longer be able to satisfy clause (x) above, even if subsequent to such time the Viking Investors and their respective Affiliates reacquire additional Notes. Similarly, once the Viking Investors and their respective Affiliates own less than 75% of the Ordinary Shares issuable upon conversion of the Notes issued on the date hereof, they will no longer be able to satisfy clause (y) above, even if subsequent to such time the Viking Investors and their respective Affiliates acquire additional Ordinary Shares.

Section 7. Notices. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7):

If to the Company, to it at:

Cazoo Group Ltd
41 Chalton Street
London
NW1 1JD

Attention: Ned Staple
E-mail: ned.staple@cazoo.co.uk

with a copy (which shall not constitute notice) to:
Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, NY 10022

Attention: Valerie Ford Jacob

E-mail: valerie.jacob@freshfields.com

If to the Viking Investors, to each Viking Investor at:

c/o Viking Global Investors LP
280 Park Avenue
New York, NY 10017
Attention: General Counsel
E-mail: legalnotices@vikingglobal.com

with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 6th Ave.
New York, NY 10019

Attention: Tracey A. Zaccone; Paul L. Sandler

Email: tzaccone@paulweiss.com; psandler@paulweiss.com

Section 8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

Section 11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

Section 12. Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Unless the context of this Agreement clearly requires otherwise, use of the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a law shall include any rules and regulations promulgated thereunder, and shall mean such law as from time to time amended, modified or supplemented.

Section 13. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 14. Amendment. This Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.

(Next Page is Signature Page)

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

CAZOO GROUP LTD

By	/s/ Stephen Morana
Name: Stephen Morana
Title: Director

[Signature Page – Board Observer Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

VIKING GLOBAL EQUITIES MASTER LTD.

By:	Viking Global Performance LLC, its Investment Manager

By:	/s/ Katerina Novak

Name: Katerina Novak
Title: Authorized Signatory

Address:
c/o Viking Global Investors LP 280 Park Avenue
New York, NY 10017
Attention: General Counsel
E-mail: legalnotices@vikingglobal.com

[Signature Page for Board Observer and Confidentiality Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

VIKING GLOBAL EQUITIES II LP

By:	Viking Global Performance LLC, its General Partner

By:	/s/ Katerina Novak
Name: Katerina Novak
Title: Authorized Signatory

Address:
c/o Viking Global Investors LP
280 Park Avenue
New York, NY 10017
Attention: General Counsel
E-mail: legalnotices@vikingglobal.com

[Signature Page for Board Observer and Confidentiality Agreement]